Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the ordinary shares, par value £0.0001 per share, of Rezolve AI plc, a public limited company registered under the laws of England and Wales with registration number 14573691, and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 23rd day of April, 2026.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 23rd day of April, 2026.

/s/ Daniel Wagner
DANIEL WAGNER

/s/ Adam Wagner
ADAM WAGNER

/s/ Daniel Wagner, Executor
ESTATE OF JOHN WAGNER

DBLP SEA COW LIMITED

By:	/s/ Daniel Wagner
Name:	Daniel Wagner
Title:	Chief Executive Officer